Filed Pursuant to Rule 433

Registration No. 333-186998

March 13, 2013

GOLDCORP INC.

Pricing Term Sheet

US$1,500,000,000 consisting of

US$500,000,000 2.125% Notes due 2018

US$1,000,000,000 3.700% Notes due 2023

US$500,000,000 2.125% Notes due 2018

Issuer:	Goldcorp Inc.

Format:	SEC Registered: Registration Statement No. 333-186998

Size:	US$500,000,000

Maturity Date:	March 15, 2018

Coupon:	2.125%

Yield:	2.226%

Spread to Benchmark Treasury:	135 basis points

Benchmark Treasury:	0.750% due February 28, 2018

Benchmark Treasury Price; Yield:	99-12+; 0.876%

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, commencing September 15, 2013

Optional Redemption:	Make-whole call at any time at T+20 basis points.

Price to Public:	99.526%

Net Proceeds to the Issuer (before expenses):	US$494,630,000

Trade Date:	March 13, 2013

Settlement Date:	March 20, 2013 (T+5)

Minimum Denominations:	US$2,000 x US$1,000

CUSIP/ISIN:	380956 AC6 / US380956AC63

Expected Ratings*:	Moody’s: Baa2 S&P: BBB+

Joint Book-Running Managers:	HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Passive Book-Running Manager:	Morgan Stanley & Co. LLC

Joint Lead Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	BMO Capital Markets Corp. CIBC World Markets Corp. RBC Capital Markets, LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC

Co-Managers:	Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc. SMBC Nikko Capital Markets Limited

US$1,000,000,000 3.700% Notes due 2023

Issuer:	Goldcorp Inc.

Format:	SEC Registered: Registration Statement No. 333-186998

Size:	US$1,000,000,000

Maturity Date:	March 15, 2023

Coupon:	3.700%

Yield:	3.769%

Spread to Benchmark Treasury:	175 basis points

Benchmark Treasury:	2.000% due February 15, 2023

Benchmark Treasury Price; Yield:	99-26+; 2.019%

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, commencing September 15, 2013

Optional Redemption:	Make-whole call at T+25 basis points at any time prior to December 15, 2022. Callable at 100% at any time on or after December 15, 2022 (three months prior to the Maturity Date).

Price to Public:	99.431%

Net Proceeds to the Issuer (before expenses):	US$987,810,000

Trade Date:	March 13, 2013

Settlement Date:	March 20, 2013 (T+5)

Minimum Denominations:	US$2,000 x US$1,000

CUSIP/ISIN:	380956 AD4 / US380956AD47

Expected Ratings*:	Moody’s: Baa2 S&P: BBB+

Joint Book-Running Managers:	HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Passive Book-Running Manager:	Morgan Stanley & Co. LLC

Joint Lead Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	BMO Capital Markets Corp. CIBC World Markets Corp. RBC Capital Markets, LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC

Co-Managers:	Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc. SMBC Nikko Securities Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement if you request it by calling HSBC Securities (USA) Inc. at 1-866-811-8049 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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